     As filed with the Securities and Exchange Commission on November 1, 2000
                                                     1933 Act File No. 333-32262
                                                     1940 Act File No. 811-07946
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-2
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933           [ ]
                          PRE-EFFECTIVE AMENDMENT NO.             [ ]
                        POST-EFFECTIVE AMENDMENT NO. 3            [X]
                                     AND/OR
                        REGISTRATION STATEMENT UNDER THE
                        INVESTMENT COMPANY ACT OF 1940            [ ]
                               AMENDMENT NO. 17                   [X]
                        (CHECK APPROPRIATE BOX OR BOXES)

                      EV CLASSIC SENIOR FLOATING-RATE FUND
                      ------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                   THE EATON VANCE BUILDING, 255 STATE STREET,
                   -------------------------------------------
                           BOSTON, MASSACHUSETTS 02109
                           ---------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                  REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA
                  ---------------------------------------------
                              CODE: (617) 482-8260
                             ---------------------

                                 ALAN R. DYNNER
                   THE EATON VANCE BUILDING, 255 STATE STREET,
                   -------------------------------------------
                          BOSTON, MASSACHUSETTS 02109
                          ---------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)




     If any of the securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

It is proposed that this filing will become effective (check appropriate box):

[ ] when declared effective pursuant to section 8(c)
[ ] immediately upon filing pursuant to paragraph (b)
[ ] on (date) pursuant to paragraph (b)
[ ] 60 days after filing pursuant to paragraph (a)
[X] on January 19, 2001 pursuant to paragraph (a)


If appropriate, check the following box:

[ ] This [post effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

[ ]  This  form is filed  to  register  additional  securities  for an  offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is____________________.


Senior Debt Portfolio has also executed this Registration Statement.

                      EV CLASSIC SENIOR FLOATING-RATE FUND
                              CROSS REFERENCE SHEET
                           ITEMS REQUIRED BY FORM N-2
                           --------------------------

PART A
ITEM NO.                  ITEM CAPTION                                      PROSPECTUS CAPTION
--------                  ------------                                      ------------------
1.                        Outside Front Cover                               Cover Page
2.                        Inside Front and Outside Back Cover Page          Cover Pages
3.                        Fee Table and Synopsis                            Shareholder and Fund Expenses
4.                        Financial Highlights                              Financial Highlights
5.                        Plan of Distribution                              Purchasing Shares; Shareholder Account Features;
                                                                                 Sales Charges
6.                        Selling Shareholders                              Not Applicable
7.                        Use of Proceeds                                   Purchasing Shares; Investment Objective, Policies
                                                                                 and Risks
8.                        General Description of the Registrant             Organization of the Fund; Investment Objective,
                                                                                 Policies and Risks
9.                        Management                                        Management of the Fund; Organization of the Fund

10.                       Capital Stock, Long-Term Debt, and Other          Organization of the Fund; Distributions and Taxes;
                            Securities                                           Shareholder Account Features
11.                       Defaults and Arrears on Senior Securities         Not Applicable
12.                       Legal Proceedings                                 Not Applicable
13.                       Table of Contents of the Statement of             Table of Contents of the Statement of Additional
                            Additional Information                               Information

PART B                                                                                   STATEMENT OF
ITEM NO.                  ITEM CAPTION                                          ADDITIONAL INFORMATION CAPTION
--------                  ------------                                          ------------------------------

14.                       Cover Page                                        Cover Page
15.                       Table of Contents                                 Table of Contents
16.                       General Information and History                   Management and Organization
17.                       Investment Objective and Policies                 Investment Policies and Risks; Investment
                                                                                Restrictions
18.                       Management                                        Management and Organization; Investment
                                                                                Advisory and Other Services
19.                       Control Persons and Principal Holders of          Control Persons and Principal Holders of Shares
                            Securities

20                        Investment Advisory and Other Services            Investment Advisory and Other Services
21.                       Brokerage Allocation and Other Practices          Portfolio Trading
22.                       Tax Status                                        Taxes
23.                       Financial Statements                              Financial Statements

     The purpose of this filing is to defer the effective date of post-effective amendment no. 2 ("PEA No. 2") (filed August 14, 2000; Accession No. 0000940394-00-000384), which had been filed to defer the effective date of post-effective amendment no. 1 ("PEA No. 1") (filed June 16, 2000; Accession No. 0000940394-00-000270). The prospectus and statement of additional information ("SAI") of the Fund were filed electronically with the Commission in a
Registration Statement on Form N-2 on March 13, 2000 (Accession No. 0000950156-00-000169) and are incorporated by reference herein. The supplements to the prospectus and SAI of the Fund contained in PEA No. 1 are also incorporated by reference herein.

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS


  (1) FINANCIAL STATEMENTS:

     INCLUDED IN PART A:

     Financial highlights for each of the four years ended December 31, 1999, and for the period from the start of business, February 24, 1995, to December 31, 1995

     INCLUDED IN PART B:

          INCORPORATED BY REFERENCE TO THE ANNUAL REPORT DATED DECEMBER 31, 1999 (ACCESSION NO. 0000950156-00-000126), FILED ELECTRONICALLY PURSUANT TO
          SECTION 30(B)(2) OF THE INVESTMENT COMPANY ACT OF 1940.


            Financial Statements for EV CLASSIC SENIOR FLOATING-RATE FUND:
               Statement of Assets and Liabilities as of December 31, 1999 Statement of Operations for the year ended December 31, 1999 Statements of Changes in Net Assets for each of the two years ended December 31, 1999
               Statement of Cash Flows for the year ended December 31, 1999 Financial Highlights for each of the four years ended December
                 31, 1999 and for the period from the start of business, February 24, 1995, to December 31, 1995
               Notes to Financial Statements
               Independent Auditors' Report

            Financial Statements for SENIOR DEBT PORTFOLIO:
               Portfolio of Investments as of December 31, 1999
               Statement of Assets and Liabilities as of December 31, 1999 Statement of Operations for the year ended December 31, 1999 Statements of Changes in Net Assets for each of the two years ended December 31, 1999
               Statement of Cash Flows for the year ended December 31, 1999 Supplementary Data for the four years ended December 31, 1999 and for the period from the start of business, February 22, 1995, to December 31, 1995
               Notes to Financial Statements
               Independent Auditors' Report

  (2) EXHIBITS:

   (a)(a) Amended and Restated Agreement and Declaration of Trust dated December 7, 1994 filed as Exhibit (a) to the Registration Statement under the Securities Act of 1933 (1933 Act File No. 33-64321) and Amendment No. 5 to the Registration Statement under the Investment Company Act of 1940 (1940 Act File No. 811-07946) filed with the Commission on
          November 16, 1995 (Amendment No. 5) and incorporated herein by reference.

     (b)  Amendment to the Declaration of Trust to be filed by Amendment.

     (c) Establishment and Designation of Classes of Shares of Beneficial Interest, Without Par Value to be filed by Amendment.

     (b) Amended and Restated By-Laws filed as Exhibit (b) to Amendment No. 5 and incorporated herein by reference.

     (c)  Not applicable

     (d)  Not applicable

     (e)  Not applicable

     (f)  Not applicable

     (g)  Not applicable

  (h)(a) Distribution Agreement dated November 1, 1996 filed as Exhibit (h)(a) to Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (1933 Act File No. 333-22163) and Amendment No. 9 to the Registration Statement under the Investment Company Act of 1940 (1940 Act File No. 811-07946) filed with the Commission on July 2, 1997 (Amendment No. 9) and incorporated herein by reference.

     (b)  Distribution Agreement to be filed by Amendment.

     (c) Selling Group Agreement between Eaton Vance Distributors, Inc. and Authorized Dealers filed as Exhibit (6)(b) to the Post-Effective Amendment No. 61 filed December 28, 1995 to the Registration Statement of Eaton Vance Growth Trust (File Nos. 2-22019 and 811-1241) and incorporated herein by reference.

     (i) The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees. See in the Matter of Capital Exchange Fund, Inc., Release No. IC-20671 (November 1, 1994).

  (j)(a) Custodian Agreement dated February 22, 1995 filed as Exhibit (j) to Amendment No. 5 and incorporated herein by reference.

     (b) Amendment to Custodian Agreement dated October 23, 1995 filed as Exhibit (j)(b) to the Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (1933 Act File No. 33-64321) and Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940 (1940 Act File No. 811-07946) filed with the Commission on April 1, 1996 (Amendment No. 6) and incorporated herein by reference.

     (c) Amendment to Master Custodian Agreement with Investors Bank & Trust Company dated December 21, 1998 as Exhibit (g)(3) to the Registration Statement of Eaton Vance Municipals Trust (File Nos. 33-572 and 811-4409) (Accession No. 0000950156-99-000050) filed January 25, 1999 and incorporated herein by reference.

  (k)(a)  Administration  Agreement  dated  February  22,  1995 filed as Exhibit
          (k)(a) to Amendment No. 3 and incorporated herein by reference.

     (b) Distribution Plan adopted December 21, 1998 filed as Exhibit (k)(b) to the Registration Statement under the Securities Act of 1933 (1933 Act File No. 333-72709) and Amendment No. 12 to the Registration Statement under the Investment Company Act of 1940 (1940 Act File No. 811-07946) filed with the Commission on February 22, 1999 (Amendment No. 12) and incorporated herein by reference.

     (c)  Distribution and Service Plan to be filed by Amendment.

      (d) Transfer  Agency  Agreement  as of  January  1, 1998  filed as Exhibit
          (k)(b) to the Registration Statement on Form N-2 of Eaton Vance Advisers Senior Floating-Rate Fund (File Nos. 333-46853, 811-08671) (Accession No. 0000950156-98-000172) filed February 28, 1998 and incorporated herein by reference.

     (e) Amendment to the Transfer Agency Agreement dated October 18, 1999 filed as Exhibit (h)(2)(b) to the Registration Statement of Eaton Vance Municipals Trust (File Nos. 33-572 and 811-4409) (Accession No. 000950156-99-000723) and incorporated herein by reference.

     (l)  Opinion and  Consent of Counsel  dated March 10, 2000 filed as Exhibit
          (l) to the Registration Statement under the Securities Act of 1933 (1933 Act File No. 333-32262) and Amendment No. 14 to the Registration Statement under the Investment Company Act of 1940 (1940 Act File No. 811-07946) filed with the Commission on March 13, 2000 (Amendment No.
          14) and incorporated herein by reference.

     (m)  Not applicable

     (n)  Consent of Independent Auditors filed herewith.

     (o)  Not applicable

     (p) Letter Agreement with Eaton Vance Management dated December 7, 1994 filed as Exhibit (p) to Amendment No. 5 and incorporated herein by reference.

     (q)  Not applicable

     (r) Code of Ethics adopted by Eaton Vance Corp., Eaton Vance Management, Boston Management and Research, Eaton Vance Distributors, Inc. and the Eaton Vance Funds effective September 1, 2000 filed herewith.

  (s)(a)  Power of  Attorney  for EV  Classic  Senior  Floating-Rate  Fund dated
          February 14, 1997 filed as Exhibit (r) to Amendment No. 9 and incorporated herein by reference.

     (b)  Power of  Attorney  for EV  Classic  Senior  Floating-Rate  Fund dated
          November 16, 1998 filed as Exhibit (s)(b) to Amendment No. 12 and incorporated herein by reference.

  (t)(a) Power of Attorney for Senior Debt Portfolio dated February 14, 1997 filed as Exhibit (s) to Amendment No. 9 and incorporated herein by reference.

     (b) Power of Attorney for Senior Debt Portfolio dated December 21, 1998 filed as Exhibit (t)(b) to Amendment No. 12 and incorporated herein by reference.

ITEM 25. MARKETING ARRANGEMENTS

     Not applicable.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the approximate expenses incurred in connection with the offerings of Registrant:

     Registration fees                                            $2,661,293(1)
     National Association of Securities Dealers, Inc. Fees        $  213,500(1)
     Printing (other than stock certificates)                     $  105,000
     Engraving and printing stock certificates                    $        0
     Fees and expenses of qualification under state
          securities laws (excluding fees of counsel)             $   78,200
     Accounting fees and expenses                                 $    5,000
     Legal fees and expenses                                      $   50,000
                                                                  ----------
          Total                                                   $3,112,993(1)
                                                                  ============

  -------------------------------
  (1)These amounts include expenses for the shares registered pursuant to the Registration Statements declared effective on February 21, 1995 (File No. 33-67118); May 5, 1995 (File No. 33-59143); December 15, 1995 (File No.
     33-64321); February 21, 1997 (File No. 333-22163); March 10, 1997 (File No.
     333-23031); April 1, 1998 (File No. 333-48873);  November 2, 1998 (File No.
     333-65863);  and March 17,  1999 (File No.  333-72709);  and March 15, 2000
     (File No. 333-32262).

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

     None.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES

               (1)                                  (2)
          TITLE OF CLASS                  NUMBER OF RECORD HOLDERS
   Shares of benefical interest                    97,423
                                                   as of
                                              October 16, 2000

ITEM 29. INDEMNIFICATION

     Article IV of the Registrant's Amended and Restated Agreement and Declaration of Trust dated December 7, 1994 permits Trustee and officer indemnification by By-Law, contract and vote. Article XI of the By-Laws contains indemnification provisions. Registrant's Trustees and officers are insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their capacities as such.

     The distribution agreement of the Registrant also provides for reciprocal indemnity of the principal underwriter on the one hand, and the Trustees and officers, on the other.

ITEM 30. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

     Reference is made to: (i) the information set forth under the captions "Management of the Fund" in the Prospectus and "Investment Advisory and Administrative Services" in the Statement of Additional Information; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance Management (File No. 801-15930) and Boston Management and Research (File No. 801-43127) filed with the Commission, all of which are incorporated herein by reference.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS

     All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 200 Clarendon Street, 16th Floor, Boston, MA 02116, and its transfer agent, PFPC, Inc., 4400 Computer Drive, Westborough, MA 01581-5120, with the exception of certain corporate documents and portfolio trading documents which are in the possession and custody of Eaton Vance Management, The Eaton Vance Building, 255 State Street, Boston, MA 02109. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of Eaton Vance Management and Boston Management and Research.

ITEM 32. MANAGEMENT SERVICES

     None.

ITEM 33. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the continuos offering of the shares; and

     (4) To send by first class mail or other means designed to ensure equally prompt delivery, within two business days of receipt of a written or oral request, any Statement of Additional Information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, and the Commonwealth of Massachusetts, on October 31, 2000.

                              EV CLASSIC SENIOR FLOATING-RATE FUND



                              By: /s/  James B. Hawkes
                                  -----------------------------------------
                                  James B. Hawkes, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities on October 31, 2000.

      SIGNATURE                                 TITLE
      ---------                                 -----

/s/ James B. Hawkes
-------------------       Trustee, President and Principal Executive Officer
James B. Hawkes

/s/ James L. O'Connor
---------------------   Treasurer (Principal Financial and Accounting Officer)
James L. O'Connor

Jessica M. Bibliowicz*
----------------------                         Trustee
Jessica M. Bibliowicz

Donald R. Dwight*
-----------------                              Trustee
Donald R. Dwight

Samuel L. Hayes, III*
---------------------                          Trustee
Samuel L. Hayes

Norton H. Reamer*
-----------------                              Trustee
Norton H. Reamer

Lynn A. Stout*
--------------                                 Trustee
Lynn A. Stout

Jack L. Treynor*
----------------                               Trustee
Jack L. Treynor

*By:  /s/  Alan R. Dynner
     ---------------------------------
           Alan R. Dynner (As attorney-in-fact)

                                   SIGNATURES

     Senior Debt Portfolio has duly caused this Amendment to the Registration Statement on Form N-2 of EV Classic Senior Floating-Rate Fund (File No. 333-332262) to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston and the Commonwealth of Massachusetts, on October 31, 2000.

                                 SENIOR DEBT PORTFOLIO

                                 By:  /s/ JAMES B. HAWKES
                                 ----------------------------------
                                       James B. Hawkes, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in their capacities and on October 31, 2000.

          SIGNATURE                                  TITLE
          ---------                                  -----

/s/ James B. Hawkes
-------------------      Trustee, President and Principal Executive Officer
James B. Hawkes

/s/ James L. O'Connor
-------------------    Treasurer (Principal Financial and Accounting Officer)
James L. O'Connor

Jessica M. Bibliowicz*
----------------------                          Trustee
Jessica M. Bibliowicz

Donald R. Dwight*
-----------------                               Trustee
Donald R. Dwight

Samuel L. Hayes, III*
---------------------                           Trustee
Samuel L. Hayes

Norton H. Reamer*
-----------------                               Trustee
Norton H. Reamer

Lynn A. Stout*
--------------                                  Trustee
Lynn A. Stout

Jack L. Treynor*
----------------                                Trustee
Jack L. Treynor

*By:  /s/  Alan R. Dynner
      ---------------------------------
         Alan R. Dynner (As attorney-in-fact)

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

     (n)       Consent of Independent Auditors

     (r)       Code  of  Ethics  adopted  by  Eaton  Vance  Corp.,  Eaton  Vance
               Management, Boston Management and Research, Eaton Vance Distributors, Inc. and the Eaton Vance Funds effective September 1, 2000.